Exhibit 99.1


Wednesday March 31, 10:45 am Eastern Time
Company Press Release

Asta Funding Purchases $1.35 Billion in Charged-Off Credit Card Receivables Representing One of the Larger Bulk Purchases in Recent History

ENGLEWOOD CLIFFS, N.J.--(BUSINESS WIRE)--March 31, 1999-- ASTA FUNDING, INC. (NASDAQ:ASFI), an emerging leader in the distressed consumer receivables market, today announced the purchase of approximately $1.35 billion of charged-off credit card receivables from a major financial institution. The purchase was made through the newly formed subsidiaries: Asta Funding Acquisition I, II and III LLC. Details of the purchase price were not disclosed.

          Gary Stern, President and CEO of Asta Funding, stated, "I am extremely enthused about this significant acquisition of receivables, which represents one of the larger bulk purchases of charged-off credit card receivables in recent history. Asta will continue its aggressive expansion into the billion dollar distressed receivable market which, we believe, will ultimately garner long-term shareholder value."

          Englewood Cliffs-based Asta Funding, Inc. and subsidiaries own and manage distressed consumer receivables and originate sub-prime automobile loans.

          Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Although, Asta Funding, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that expectations can be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s most recent Registration Statement on From S-1, its form 10KSB for the year ended September 30, 1998 and the 10-Q for the quarter ended December 31, 1998, and those described from time to time in Asta Funding Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications.

Contact:
     ASTA Funding, Inc., Englewood Cliffs
     Mitchell Herman, 201/567-5648
     mitchellherman@yahoo.com